T r a n s l a t i o n

from the Slovak language

Amended Memorandum of Association

- full version of Memorandum of Association

(effective from the day when the part of participation interest of MEDIA INVEST, spol. s r.o. in MARKIZA-SLOVAKIA, spol. s r.o. has been effectively transferred to CME Media Enterprises, B.V. upon the Transfer Agreement)

Participants:

1) MEDIA INVEST, spol. s r.o. having its registered office at Skuteckeho 23, 974 01 Bratislava, Registration No. 36 044 024, represented by Jan Kovacik, Executive of the Company, and

2) A.R.J., a.s, having its registered office at 14, Kalinciakova, 010 01 Zilina, Registration No. 36 379 921, represented by Radka Doehring, President of the Board of Directors, PhDr. Pavol Rusko, Jan Kovacik and Ivan Petricek, Directors

having held a General Meeting of MARKIZA-SLOVAKIA, spol. s r.o., a Company having its registered office at 334 Blatne 900 82, Registration No. 31 444 473, on 18th January 2002, resolved, as of the effective date of transfer of participation interest of MEDIA INVEST, spol. sr.o. in MARKIZA-SLOVAKIA, spol. s r.o. to CME Media Enterprises, B.V, as approved by the General Meeting of MARKIZA-SLOVAKIA, spol. s r.o. held on 18th January, 2002, to pass the following

Amended Memorandum of Association

(Full Version of Memorandum of Association)

Article1

Founding of the Company and the Amended Memorandum of Association

1. MARKIZA-SLOVAKIA, spol. s r.o., a Company having its registered office at 334 Blatne, 900 82 Bratislava, Slovak Republic, Registration No. 31 444 873 (hereinafter the "Company"), was established as a limited liability company by PhDr. Pavol Rusko, the sole Founder by a Foundation Deed of September 14, 1993 in he form of Notarial Deed N 107/93, Nz 100/93 drawn up by JUDr. Miriam Bukovcakova, a Notary, to which an amendment of October 12, 1993 was made by a Notarial Deed N 122/93, Nz 115/93 of October 12, 1993.

2. As of January 20, 1994 the Foundation Deed of the Company was transformed into a Memorandum of Association as a result of the transfer of a part of participation interest of PhDr. Pavol Rusko in the Company to Sylvia Volzova, and as of the same day an Amendment to the Memorandum of Association was adopted. The Memorandum of Association was further modified by Amendment (No. 1) of January 20, 1994, Amendment (No. 2) of May 3, 1995, Amendment (No. 3) of July 28, 1998 as a result of the transfer of participation interest in the Company under the agreements on transfer of participation interest of September 28, 2000 and November 2, 2001 respectively. The Memorandum of Association was also modified by Amendments (No. 4 and 5) of November 13, 2001. On 30th June 2000, Mr. Pavol Rusko, Mr. Jan Kovacik, Forza, a.s. and CME MEDIA ENTERPRISES, B.V. entered into the Agreement for the procurement of transfer of a 34 per cent. participation interest in the company pursuant to which Mr. Pavol Rusko, Mr. Jan Kovacik and Forza, a.s. undertook to procure the transfer to CME MEDIA ENTERPRISES, B.V. of a 34 per cent. participation interest in the company at the price equal to the nominal value of such participation interest (i.e. the contribution of MEDIA INVEST, spol. s r.o. into the registered capital of the company corresponding to such participation interest). Mr. Jan Kovacik is, as of the approval date of this amended Memorandum of Association - full version of Memorandum of Association, the sole participant of MEDIA INVEST, spol. s r.o. As of the approval date of this amended Memorandum of Association - full version of Memorandum of Association, MEDIA INVEST, spol. s r.o. and CME MEDIA ENTERPRISES, B.V. shall enter into an Agreement on the Transfer of a Part of a Participation Interest in MARKIZA-SLOVAKIA, spol. s r.o. (the "Transfer Agreement"), pursuant to which MEDIA INVEST, spol. s r.o. agree to transfer to CME MEDIA ENTERPRISES, B.V. a 34 per cent. participation interest in the company. At the General Meeting held on 18th January 2002, MEDIA INVEST, spol. s r.o. and A.R.J. approved as of the effective day of the transfer of a part of the participation interest of MEDIA INVEST, spol. s r.o. in MARKIZA-SLOVAKIA, spol. s r.o. to CME Media Enterprises, B.V., the amended Memorandum of Association -full version of the Memorandum of Association, which is to replace the previous wording of the Memorandum of Association as previously amended. The current Memorandum of Association including the amendments of 18th January 2002, was acceded by CME Media Enterprises, B.V. in the Transfer Agreement.

3. The Company has been established in conformity with Slovak law and all legal relations between the Participants and the Company shall be governed by Slovak law.

Article 2

Participants of the Company

Participants of the Company are:

a) A.R.J., a.s, having its registered office at 14, Kalinciakova, 010 01 Zilina, Registration No. 36 379 921, Slovak Republic

b) MEDIA INVEST, spol. s r.o., having its registered office Skuteckeho 23, 974 01 Banska Bystrica, Registration No. 36 044 024, Slovak Republic, and

c) CME Media Enterprises, B.V., having its registered office at Hoogoorddreef 9, 1101 BA, Amsterdam - Zuidoost, the Netherlands

Article 3

Name of the Company

The name of the Company shall be: MARKIZA - SLOVAKIA, spol. s r.o.

Article 4

Registered Office

The registered office of the Company shall be: 334 Blatné 900 82.

Article 5

Business Activities of the Company

Business activities of the Company shall include:

a) textile production;

b) advertising and brokerage activities;

c) purchase and sale of goods within unregulated business, in particular in textile and textile products;

d) book publishing;

e) book binding and final design

f) printing and making printing copies

g) newspaper publishing;

h) publishing magazines and other periodicals;

i) production of master sound track recordings;

j) reproduction of master video and audio recordings;

k) reproduction of master sound-track recordings;

l) reproduction of master video tape recordings;

m) video program production, rental and distribution;

n) organising contests and games for sales promotion;

o) using the products of intellectual property with the prior permission of authors;

p) real estate agency and brokerage activities;

r) market research and opinion polls;

s) news and press agency activities;

t) technical and organisational planning of and arrangement of exhibitions and shows

u) television broadcasting within third T.V. network of T.V. MARKÍZA station under licence No.T/41 granted by the Radio and Television Broadcasting Council of the Slovak Republic of August 7, 1995 issued under No.. T/41/RUL/95.

Article 6

Capital of the Company and Participant's Contributions

1. The capital of the Company shall be SKK 200,000 (two hundred thousand Slovak crowns)

2. The capital of the Company shall be made by monetary contributions fully paid up by the Participants as follows

a) A.R.J., a.s. with a contribution in the amount of SKK100,000 (one hundred thousand Slovak crowns),

b) MEDIA INVEST, spol. s r.o. with a contribution in the amount of SKK 32,000 (thirty-two thousand Slovak crowns), and

c) CME Media Enterprises, B.V. with a contribution in the amount of SKK 68,000 (sixty-eight thousand Slovak crowns).

Article 7

Participation interest and Property Rights of Participants

1. The participation interest shall represent the rights and duties of a Participant and the corresponding participation in the Company. It shall be determined by the proportion of a Participant's contribution in the Company's capital. The participation interest of Participants shall consist of the following parts:

a) A.R.J., a.s. shall have a 50% participation interest in the Company;

b) MEDIA INVEST, spol. s r.o. shall have a 16% participation interest in the Company, and

c) CME Media Enterprises, B.V. shall have a 34%. participation interest in the Company.

The participation interests as specified above shall be without prejudice to the particular determination of individual property rights of Participants as defined in this Article below.

2. Any Participant intending to sell his/her participation interest shall be obligated to offer it first to the incumbent Participants.

3. A Participant can transfer his/her participation interest or its part to another Participant or to a third party not being a Participant subject to a prior consent of the General Meeting, otherwise such transfer shall be null and void.

4. The dividing of a participation interest shall be possible only where it is transferred or assigned to a Participant's heir or legal successor. Such dividing shall require the consent of the General Meeting.

5. If a legal entity holding a participation interest is wound up, the participation interest shall be transferred to its legal successor. On the death of a Participant, his/her participation interest shall be transferred to his/her heir.

6. Participants shall be entitled to a share in the Company's profits which may be allotted for distribution in the proportion as follow:

a) A.R.J., a.s. shall be entitled to a share in the Company's profits allotted for distribution in the amount of 8.34% (eight point thirty-four percent);

b) MEDIA INVEST, spol. s r.o. shall be entitled to a share in the Company's profits allotted for distribution in the amount of 91.56% (ninety-five point fifty-six percent);

c) CME Media Enterprises, B.V. shall be entitled to a share in the Company's profits allotted for distribution in the amount of 0.1% (zero point one percent).

7. The distribution mechanism of the profits of the Company among the Participants under section 6 of this Article shall for the first time apply to the distribution of profits generated in the calendar year following the calendar year in which CME Media Enterprises, B.V will be registered in the Commercial Registry as the owner of a 34% participation interest in the Company. The profits of the calendar year in which CME Media Enterprises, B.V will be registered in the Commercial Registry as the owner of a 34% participation interest in the Company shall be distributed as follows:

a) a part of profits allotted for distribution among Participants for the period between January 1 of this calendar year and the day preceding the date when CME Media Enterprises, B.V will be registered in the Commercial Registry as the owner of a 34% participation interest in the Company shall be equally divided between MEDIA INVEST, spol. s r.o. and A.R.J., a.s.;

b) a part of profits allotted for distribution among Participants for the period between the date when CME Media Enterprises, B.V. will be registered in the Commercial Registry as the owner of a 34% participation interest in the Company and December 31 of this calendar year shall be distributed among all Participants in compliance with section 6 of this Article.

8. A Participant terminating his/her participation in the Company during the Company's existence, shall be entitled to receive a proportional settlement amount. A Participant's settlement amount shall be determined as follows:

a) settlement for A.R.J., a.s. shall be determined at 8.34% (eight point thirty-four percent) of the net value of the Company's capital verified by an expert as of the date of termination of its participation in the Company.

b) settlement for MEDIA INVEST, spol. s r.o. shall be determined at 91.56% (ninety-five point fifty-six percent) of the net value of the Company's capital verified by an expert as of the date of termination of its participation in the Company;

c) settlement for CME Media Enterprises, B.V. shall be determined at 0.1% (zero point one percent) of the net value of the Company's capital verified by an expert as of the date of termination of its participation in the Company.

9. In case the company is wound up with liquidation, each Participant shall be entitled to receive a portion in the liquidation balance which shall be determined in the same manner as the settlement amount under the above paragraph.

Article 8

Contributions at the Time of Founding the Company

and Administration of the Contributions

PhDr. Pavol Rusko, the Founder of the Company made a contribution in the capital of the Company of SKK 100,000, which sum was fully paid up before the establishment of the Company. The administration of the paid-up contribution prior to the establishment of the Company had been vested in PhDr. Pavol Rusko, the Founder.

Article 9

Duration of the Company

The Company shall be established for an indefinite period of time.

Article 10

Governing Bodies of the Company

The governing bodies of the Company shall consist of the General Meeting and three Executives.

Article 11

General Meeting

1. The General Meeting shall be the supreme governing body of the Company, having the exclusive powers:

a) to decide on changes in the Memorandum of Association;

b) to decide on the increase or the reduction of the capital of the Company and on contributions in kind;

c) to decide on winding-up, taking over, merging or dividing the Company, and on transforming the legal form of the Company;

d) to decide on the approval of a transfer of participation interest or its part;

e) to approve the dividing of participation interest;,

f) to appoint, recall and remunerate the Executives of the Company;

g) to approve the regular, extraordinary or consolidated financial statement, and the decision to distribute profits and to cover losses;

h) to decide on other matters in which the powers have been vested in the General Meeting by law, or this Memorandum.

2. The General Meeting of the Company shall be convened by the Executives at least once a year. The Executives shall be obliged to convene the General Meeting and submit to the General Meeting the relevant proposals whenever they learn or anticipate that losses of the Company exceed one third of the value of the capital of the Company, or whenever it is so requested by a Participant whose contribution in the Company equals 10% of the capital of the Company. The Executives failing to convene the General Meeting within one month of this request, such Participant shall have the right to convene the General Meeting by himself/herself.

3. The venue, the day and time and the agenda of the General Meeting shall be communicated to the Participants at least fifteen days in prior by a written invitation delivered by registered mail to each Participant or personally served on at the latest notified address of each Participant. Under the consent of all Participants a General Meeting can be convened also without a written invitation or within a shorter period of time. Under the consent of all Participants, the General Meeting can be convened also by an oral communication of the venue, day and time and the agenda of the General Meeting which shall be held on the same day when such oral information has been announced.

4. Each Participant shall have one vote per every SKK 1,000 of his/her contribution in the Company.

5. The General Meeting shall constitute a quorum only if Participants holding 100% of all votes are attending.

6. Any resolution of the General Meeting in any matter shall be approved by Participants holding 100% of all votes.

7. A Participant cannot exercise his/her voting rights whenever the General Meeting decides on

a) his/her contribution in kind,

b) his/her exclusion from the Company or a proposed exclusion from his/her participation in the Company.

8. As regards the quorum of the General Meeting required for a decision to be made or a vote taken, the votes of Participants whose exercise of their voting rights is excluded under section 7, i.e. in matters to be resolved by the General Meeting under section 7, shall be ignored, and in such cases the 100% of Participants who are allowed to exercise their voting rights shall be required.

9. The Participants can make resolutions also outside the General Meeting. In such cases the proposed resolution shall be submitted for review by the Participants within a time limit in which the Participants must deliver their written opinion to the address of the registered office of the Company. The proposals under the preceding clause shall be submitted to the Participants either by the Executives acting jointly or by the Participant or Participants holding 10% participation in the capital of the Company. A failure to submit his/her opinion within the fixed time limit, shall be deemed as a Participant's denial of the proposal. Thereafter, the Executives shall communicate the results of voting to each Participant. The majority of votes necessary for a resolution to be passed in this manner shall be calculated on the basis of the total number of votes held by all Participants. In passing resolutions under this paragraph, the provisions of section 8 of this Article shall apply as appropriate.

Article 12

Executives

The Company shall have three Executives acting jointly on behalf of the Company and binding the Company. Having statutory authority, the Executives shall be entitled to act on behalf of the Company in respect of any matter. The Executives shall manage the business of the Company and decide on any matter of the Company, unless the matter falls within the powers of the General Meeting under the law or this Memorandum. The first Executive, so designated upon the establishment of the Company under the Foundation Deed, was PhDr. Pavol Rusko, Personal No. 630820/7147, residing at 10, Ľ. Fullu, 841 05 Bratislava.

Article 13

Signing on Behalf of the Company

Signing on behalf of the Company in any matter concerning the Company shall be vested in the Executives with all three Executives signing jointly. Singing shall be executed by the Executives each of whom shall affix his/her signature next to the printed name of the Company, his/her name and position held in the Company.

Article 14

Particular Rights and Duties of the Participants

1. The Participants shall have the right to be informed, at any time, of the financial situation and business activities of the Company and, to this aim, to inspect ledgers and accounting documents and require explanations and justifications of the data contained in the books. They shall be entitled also to request all available information to be reviewed by independent experts at their own costs.

2. The Participants shall be bound, during their participation in the business of the Company and also after the termination of the Company, to keep confidential any information disclosed by the Company and concerning the business of the Company, the publication of which could or might be harmful to the Company.

Article 15

Winding-Up and Transforming the Legal Form of the Company

1. The Company shall cease to exist on the day of its deletion from the Companies Register. The Company's deletion from the Companies Register shall be preceded by its winding-up with or without the Company's liquidation. The Company shall be wound up:

a) upon a dismissal of a bankruptcy proceeding after an order of bankruptcy has been complied with, or a dismissal of a bankruptcy proceeding where the assets of the Company become insufficient to cover the expenses and remuneration of the bankruptcy trustee, or upon a dismissal of a petition for bankruptcy due to lack of assets;

b) as of the date determined by a resolution of the General Meeting on winding-up of the Company with or without the Company's liquidation in connection with its merging with, or taking over by, another Company, or in connection with its dividing, otherwise as of the date of passing such resolution;

c) by a court order;

d) by other procedures as provided by law ..

2. Should the Company be wound-up with liquidation by a resolution of the General Meeting, the General Meeting shall appoint a liquidator/receiver or liquidators/receivers, to whom the powers of the Executives to act on behalf of the Company shall be assigned upon their appointment.

3. The legal form of the Company can be transformed into another legal form or a co-operative. Upon such transformation, the Company shall not cease to exist as a legal entity.

Article 16

The Method of Increasing or Reducing the Capital of the Company

1. The capital of the Company can be increased or reduced only under a resolution of the General Meeting.

2. The capital can be increased by:

a) a new monetary or in-kind contribution of a Participant or a third party;

b) undistributed profits or the funds obtained from the profits which can be used by the Company without any restriction for the purpose of increasing the capital.

3. The Company can reduce the capital by a contribution of a Participant who has terminated his/her participation in the Company during its existence or by reducing all Participants' contributions. The capital of the Company must not drop below SKK 200,000 (two hundred thousand Slovak crowns) and the sum of a single Participant's contribution must not drop below SKK 30,000 (thirty thousand Slovak crowns).

Article 17

Reserve Fund

1. At the time of its founding, the Company shall create a Reserve Fund of SKK 5,000 (five thousand Slovak crowns), i.e. 5% of the capital of the Company at the time of its founding.

2. Annually, the reserve fund shall be piled up by an amount of 5% of the profits achieved in the current accounting year, as shown in the approved regular financial statement ("net profits"), until reaching 10% of the capital of the Company. When increasing the capital of the Company by additional contributions of Participants or third parties taking over the obligations to new contributions, additional sums in excess of the new contributions can be contributed to the Reserve Fund.

3. The Reserve Fund can be used exclusively to cover the Company's losses, unless otherwise provided by law.

4. Apart from the Reserve Fund under section 1 and 2 above, the Company acquiring its own participation interest shown as account assets in the balance sheet, shall create an additional reserve fund as provided by law to cover these assets. Such reserve fund can be increased or reduced by the Company only in cases listed in the Commercial Code.

5. The Executives shall decide on the use of the Reserve Fund. The General Meeting shall decide on the use of the Reserve Fund for the purpose of covering the losses of the Company.

Article 18

General and Final Provisions

1. The Company has not granted any special benefits to any person involved in the foundation of the Company or in any action taken to ensure the licensing of the Company's business activities.

2. This Amended Memorandum of Association - Full Version of the Memorandum of Association shall be executed in six counterparts, two for the Registration Court, one for the Council for Broadcasting and Retransmission, one for the Company's archive and one for each Participant.

Done in Bratislava, this 18th day of January, 2002

/s/ Radka Doehring	/s/ Jan Kovacik
Radka Doehring	Jan Kovacik
Chairman of the Board of Directors of A.R.J., a.s.	Executive of MEDIA INVEST, spol. s r.o.

/s/ PhDr. Pavol Rusko
PhDr. Pavol Rusko
Director of A.R.J., a.s.

/s/ Ivan Petricek
Ivan Petricek
Director of A.R.J., a.s.

/s/ Jan Kovacik
Jan Kovacik
Director of A.R.J., a.s.